www.hearstargyle.com NEWS

	Contact:	Thomas W. Campo (212) 887-6827 tcampo@hearst.com

HEARST-ARGYLE TELEVISION ANNOUNCES RECORD RESULTS FOR
FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2004

NEW YORK, N.Y., February 23, 2005 – Hearst-Argyle Television, Inc. (NYSE: HTV) today announced fourth-quarter earnings per diluted share of $0.41 compared to $0.36 in 2003.

     For the quarter ended December 31, 2004, total revenue increased 16% to $221 million from $191 million in the fourth quarter of 2003. Total revenue included $43 million of political revenue, compared to $9 million and $39 million in fourth quarters 2003 and 2002, respectively. Adjusted EBITDA, a non-GAAP financial measure, increased 20% to $101 million from $84 million in the fourth quarter of 2003. Income applicable to common stockholders increased 17% to $39.4 million from $33.6 million in the fourth quarter of 2003.

     For the year ended December 31, 2004, total revenue increased 14% to $780 million from $687 million in 2003. Total revenue included $87 million of political revenue, compared to $18 million and $73 million for 2003 and 2002, respectively. Adjusted EBITDA increased 22% to $335 million from $274 million in 2003. Income applicable to common stockholders increased 32% to $123 million from $93 million in 2003 and, on a per diluted share basis, rose 30%, to $1.30 compared to $1.00 for 2003.

     Commenting on the announcement, David J. Barrett, President and Chief Executive Officer said, “We are pleased with our company’s strong financial performance in 2004. Total revenue and Net income were both record highs for HTV, and by virtually every measure our stations competed very effectively in each of our 25 markets. Our leading local news stations optimized their political revenue opportunity, and as a company we achieved our best ever political total despite the fact that political spending was negligible in two of our largest markets. Our day-to-day commitment to local news leadership and localized coverage of political stories positions HTV to capture strong shares of political spending, and we certainly did that very well in 2004. In addition to the political category, retail, pharmaceutical and packaged goods categories were strong during fourth quarter and for the full year. Our largest category, automotive, increased 9% for the full year.

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Hearst-Argyle Fourth Quarter 2004...2

     “On the strategic front,” Barrett continued, “we acquired WMTW-TV, the ABC affiliate in Portland, Maine. Now, our unique New England regional cluster includes stations in Massachusetts, New Hampshire, Vermont and Maine. Also during 2004, we helped launch Weather Plus, a joint venture between NBC and the NBC affiliate group. Weather Plus is a digital television network that provides local and national weather information using a portion of our digital spectrum. Although in its formative stage, Weather Plus exemplifies how we can use a portion of our digital spectrum to serve the public and pursue a compelling business opportunity.

     “As we begin 2005, we are focused on maximizing new revenue opportunities to help counter the non-election year political advertising cycle,” Barrett noted. “And, as always, we will be very focused on cost management throughout the company. ABC’s recent resurgence makes us optimistic that our 13 strong ABC affiliates, including two of the nation’s top-three-rated ABC stations, will recapture audience and revenue share in coming months.”

     Executive Vice President and Chief Financial Officer Harry Hawks added, “Our strong 2004 financial results further enhanced our financial flexibility, enabling us to reward investors. During 2004, we paid $22 million in dividends to common shareholders and in December, we increased our quarterly dividend to $0.07 per share. Also, we redeemed $70 million of capital trust preferred securities and approximately $7 million of preferred stock, eliminating $6 million of annual dividend obligations. Finally, during the year we repurchased 458,500 shares of HTV common stock for $10.9 million. Even with these transactions, we finished the year with $92 million of cash and our lowest debt-to-adjusted EBITDA ratio since 1998. Given our strong cash position, substantial free cash flow, investment grade balance sheet and our belief that our shares represent good value, we will evaluate the resumption of our share repurchase program subject to market conditions.”

     Separately, The Hearst Corporation as of February 8, 2005 had purchased 368,800 Hearst-Argyle shares in the current year, in addition to the 2,137,380 shares it purchased in 2004. The Hearst Corporation today owns approximately 68% of Hearst-Argyle’s total shares outstanding.

     Hawks added, “Our 2005 results will reflect the recurring cyclical pattern of political and Olympic revenue. Furthermore, we expect a reduction of approximately $10 million in 2005 annual network compensation. Accordingly, we estimate that first quarter 2005 total revenue will be 4% to 5% below the comparable period in 2004, which reflects the absence of approximately $10 million of political advertising and a $2.5 million reduction in network compensation in the quarter. Advertising revenue from core categories, including automotive, packaged goods, pharmaceuticals, fast foods, beverages, furniture and retail categories, is expected to increase by approximately 3.5%.

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Hearst-Argyle Fourth Quarter 2004...3

     “In consideration of the cyclical political pattern,” Hawks noted, “it is useful to note that first quarter 2005 total revenue is expected to be 6% to 7% above first quarter 2003 total revenue. First quarter earnings per diluted share is expected to range from $0.11 to $0.13, compared to $0.19 and $0.11 in first quarter 2004 and 2003, respectively.

     “As an offset to the expected reduction in network compensation, this year and in coming years, we are making positive progress with our retransmission consent negotiations in cooperation with Lifetime Television. In recent years we’ve booked approximately $2 million per year from retransmission fees. In 2005, based upon recently negotiated deals, we anticipate $3 million in fees, increasing to as much as $6 million in 2006.”

Management Discussion of Selected Items
For the quarter and year ended December 31, 2004
and year ending December 31, 2005

     Salaries, benefits and other operating costs (“SB&O”) were $94 million and $356 million for the quarter and the full year 2004 versus $87 million and $331 million in the comparable 2003 periods. The increase primarily reflects the acquisition of WMTW-TV, higher healthcare and benefits expense, and higher sales expense related to revenue growth.

     In 2005 SB&O expenses are expected to increase approximately 3%, reflecting, in part, a full year of WMTW-TV results, further increases in benefits and pension expense, and the adoption of FAS 123(R) on July 1, 2005, which is currently estimated to add $2 million to SB&O expense during the second half of 2005.

     Amortization of program rights was $18 million and $64 million for the quarter and full year 2004 versus $15 million and $63 million in the comparable 2003 periods. Amortization increased during the fourth quarter and full year due to the write-down of certain off-network syndicated programs at one station.

     In 2005, program amortization is expected to decline slightly to approximately $63 million.

     Depreciation and amortization was $13 million and $50 million for the quarter and full year 2004 versus $18 million and $55 million in the comparable 2003 periods. As previously disclosed, fourth-quarter 2003 depreciation and amortization included $6.2 million of additional amortization resulting from the reclassification of an intangible asset (advertiser client base) from indefinite to definite lived.

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Hearst-Argyle Fourth Quarter 2004...4

     In 2005, depreciation and amortization is expected to increase slightly to approximately $51 million.

     Corporate, general and administrative expenses were $7.5 million in the quarter and $25 million for the full year 2004 versus $4 million and $19 million in the comparable 2003 periods. The increases reflect, in part, higher costs associated with regulatory compliance.

     In 2005, corporate expenses are expected to be $25 million after giving effect to the requirement to expense stock options beginning as of July 1, 2005, pursuant to FAS 123(R) which is currently estimated to add $2.4 million to corporate expense during the second half of 2005.

     Other expense reflects the write-down of the investment in ProAct Technologies Corporation, substantially all of the operating assets of which were sold on December 30, 2004, as part of an overall plan of liquidation.

     The effective tax rate was 38.2% for the quarter and 38.1% for the year ended December 31, 2004 compared to 25.8% and 31% for the comparable periods in 2003. Our 2003 effective tax rates included tax benefits related to the closure of a federal exam and certain state tax matters.

     In 2005, the projected effective tax rate is 39%.

     Capital expenditures were $10 million and $36 million for the fourth quarter and full year 2004, respectively, and are expected to be $40 million in 2005.

     Common Stock Dividends: During 2004, HTV paid $22 million in cash dividends to holders of its Common Stock. On January 15, 2005, HTV paid $6.5 million or $0.07 per share to holders of the Company’s Common Stock.

     Cash and Total Leverage: At December 31, 2004, the Company had $92 million of cash on hand and total long-term debt of $882 million. The Company’s ratio of long-term debt to adjusted EBITDA was 2.6x.

     Redemption of Trust Preferred Securities: On December 31, 2004, HTV caused its wholly-owned subsidiary, the Hearst-Argyle Capital Trust, to redeem $70 million of its Series A convertible trust preferred securities for $73.7 million in cash, including the redemption premium. This resulted in a corresponding redemption of Series A Notes Payable to Capital Trust. The redemption resulted in an after-tax charge of $2.3 million or $0.02 per share for the fourth-quarter and full-year EPS. The redemption results in a $5.3 million reduction in annual interest expense net – Capital Trust and elimination of the potential dilutive effect of 2.8 million shares.

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Hearst-Argyle Fourth Quarter 2004...5

     Interest Expense, net, is projected to be essentially flat at $63.7 million.

     Interest expense, net – Capital Trust is projected to be $9.8 million, down from $18.7 million (including the redemption premium) reflecting the elimination of the Series A debentures as previously indicated.

     Redemption of Series A and B Preferred Stock: The Company redeemed the remaining $16.7 million of Series A and B Preferred Stock, effective January 1, 2005. The redemption eliminates $1.1 million of annual preferred stock dividends, resulting in an estimated benefit to 2005 EPS of approximately $0.01.

     Impact of Political Revenue: 2005 results are expected to be impacted by the industry’s political advertising revenue cycle, wherein political revenue is substantially higher in even-numbered election years as follows:

	Actual	Actual	Actual	Actual	Actual
($’s in millions)	2004	2003	2002	2001	2000
HTV Political Revenue	$86.7	$18.1	$73.3	$5.8	$52.4
Political as % Revenue	11.1%	2.6%	10.2%	0.9%	7.0%

Non-GAAP Measures

     For a review of non-GAAP financial measurements frequently used in broadcast industry analysis, and a reconciliation to the GAAP financial results cited in this news release and accompanying condensed consolidated statements of income, please see the Supplemental Disclosures table at the end of this release. An updated Supplemental Disclosures reconciliation table will also be posted quarterly to the Company’s Web site, www.hearstargyle.com, in the Corporate Information section under “Financials.”

Fourth-Quarter Conference Call

     Hearst-Argyle will host a conference call at 9:30 a.m., New York City time, today. Senior management will discuss the financial results and respond to questions. A live audio Webcast of the call will be accessible to the public on the Company’s Web site, www.hearstargyle.com. A recording of the Webcast will subsequently be archived on the site. The conference call number is (800) 857-9600 for domestic calls and (773) 756-4629 for international calls; the conference can be accessed with the identification “Hearst-Argyle.” A replay of the call will be available through March 2 at (888) 567-0385 or (402) 998-1755 (international). No pass code is necessary for the replay.

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Hearst-Argyle Fourth Quarter 2004...6

About Hearst-Argyle

     Hearst-Argyle Television, Inc. owns 25 television stations, and manages an additional three television and two radio stations, in geographically diverse U.S. markets. The Company’s television stations reach approximately 18% of U.S. TV households, making it one of the largest U.S. television station groups. The Company owns 10 NBC affiliates, and is the second-largest NBC affiliate owner. Hearst-Argyle also owns 12 ABC affiliated stations, and manages an additional ABC station owned by The Hearst Corporation, and is the largest ABC affiliate group. The Company also owns two CBS affiliates and a WB affiliate, and manages a UPN affiliate and an independent station. Hearst-Argyle also is a leader in the convergence of local broadcast television and the Internet through its partnership with Internet Broadcasting Systems. Hearst-Argyle is majority owned by The Hearst Corporation. Hearst-Argyle Series A Common Stock trades on the New York Stock Exchange under the symbol “HTV.” HTV debt is rated investment grade by Moody’s (Baa3), Standard & Poor’s (BBB-) and Fitch (BBB-), each with a stable outlook.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements. We based these forward-looking statements on our current expectations and projections about future events. These forward looking statements generally can be identified by the use of statements that include phrases such as “anticipate”, “will”, “likely”, “plan”, “believe”, “expect”, “intend”, “project” or other such similar words and/or phrases. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, trends and projections involving revenue, income, earnings, cash flow, operating expenses, capital expenditures, dividends and capital structure, involve risks and uncertainties, and are subject to change based on various important factors. Those factors include the impact on our operations from:

•	Changes in Federal regulation of broadcasting, including changes in Federal communications laws or regulations;

•	Local regulatory actions and conditions in the areas in which our stations operate;

•	Competition in the broadcast television markets we serve;

•	Our ability to obtain quality programming for our television stations;

•	Successful integration of television stations we acquire;

•	Pricing fluctuations in local and national advertising;

•	Changes in national and regional economies;

•	Our ability to service and refinance our outstanding debt; and

•	Volatility in programming costs, industry consolidation, technological developments, and major world events.

These and other matters may cause actual results to differ from those we describe. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Hearst-Argyle Fourth Quarter 2004...7

Hearst-Argyle Television, Inc.
Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004 (1)	2003 (1)	2004 (1)	2003 (1)
	(In thousands, except per share data)		(In thousands, except per share data)

Total revenue (2)	$221,046	$190,606	$779,879	$686,775

Station operating expenses:
Salaries, benefits and other operating costs	94,426	87,432	355,641	330,519
Amortization of program rights	18,362	15,210	63,843	62,845
Depreciation and amortization (3)	13,061	18,243	50,376	55,467
Corporate, general and administrative expenses	7,518	4,314	25,268	19,122

Operating income	87,679	65,407	284,751	218,822

Interest expense, net	15,477	16,446	63,730	68,215
Interest expense, net — Capital Trust (4)	7,425	3,750	18,675	15,000
Other expense (5)	1,200	—	3,700	—
Equity in (income) of affiliates, net (6)	(483)	(461)	(1,648)	(923)

Income before income taxes	64,060	45,672	200,294	136,530

Income taxes	24,447	11,767	76,352	42,309

Net income	39,613	33,905	123,942	94,221

Less preferred stock dividends	251	298	1,067	1,211

Income applicable to common stockholders	$39,362	$33,607	$122,875	$93,010

Income per common share-basic	$0.42	$0.36	$1.32	$1.00

Number of common shares used in the calculation	92,788	92,692	92,928	92,575

Income per common share-diluted	$0.41	$0.36	$1.30	$1.00

Number of common shares used in the calculation (7)	101,210	101,133	101,406	92,990

Dividends per common share declared	$0.07	$0.06	$0.25	$0.06

Supplemental Financial Data:
Net cash provided by operating activities	$54,667	$53,529	$195,667	$179,075
Program payments	$16,399	$15,425	$62,247	$62,039
Capital expenditures	$10,242	$5,543	$36,380	$25,392
Cash paid for income taxes, net of refunds (8)	$18,245	$(6,915)	$59,318	$5,082
Debt, net of cash			$790,193	$811,047
Note payable to Capital Trust (4)			$134,021	$206,186
Common shares outstanding, net of treasury shares			92,855	92,767

Supplemental Non-GAAP Data (*):
Adjusted EBITDA	$100,740	$83,650	$335,127	$274,289
Free cash flow	$44,425	$47,986	$159,287	$153,683

(*) See Supplemental Disclosures Regarding Non-GAAP Financial Information at the end of this news release.

See accompanying notes on the following pages.

Hearst-Argyle Fourth Quarter 2004...8

Notes to Consolidated Statements of Income

     (1) Includes (i) the results of the Company’s 24 (which excludes WMTW-TV) television stations which were owned for the entire period presented; (ii) the results of WMTW-TV, after its acquisition by the Company, from July 1, 2004 through December 31, 2004; and (iii) the management fees derived by the three television and two radio stations managed by the Company for the entire period presented.

     (2) Total revenue is presented net of agency commission expense. Also, political revenue which is referenced in the body of the earnings announcement is shown net of agency commissions.

     (3) Depreciation and amortization expense for the three and twelve months ended December 31, 2004 included approximately $0.9 million and $3.6 million, respectively, of amortization of a separately identified intangible asset, advertiser client base. In December 2003, the Company reconsidered a reclassification it had made in December 2001 related to this separately identified intangible asset. In December 2003, the Company determined the advertiser client base should continue to be separately identified from goodwill and, as an intangible asset with a finite useful life under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, be amortized over its estimated useful life. Accordingly, the Company recorded a catch-up to amortization expense on the advertiser client base of $7.1 million in the fourth quarter of 2003. Additionally, the three and twelve months ended December 31, 2003 included approximately $0.1 million and $4.6 million of accelerated depreciation on certain broadcasting equipment, which management determined to be obsolete.

     (4) In December 2003, the Company adopted Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (“FIN 46(R)”). The adoption of FIN 46(R) required the Company to de-consolidate its wholly-owned trust subsidiary, the Hearst-Argyle Capital Trust (hereafter the “Capital Trust”). In order to present the Capital Trust as an unconsolidated subsidiary, the Company adjusted the presentation in its consolidated balance sheets as follows, for all periods presented: (i) reclassified the amount of $200.0 million, which was previously classified as “Company obligated redeemable convertible preferred securities of subsidiary trust holding solely parent company debentures” to “Note payable to Capital Trust”; (ii) presented an investment in the Capital Trust of $6.2 million, which is included under “Investments”; and (iii) presented a long-term note payable to the Capital Trust of $6.2 million, which is included under “Note payable to Capital Trust,” bringing the total “Note payable to Capital Trust” to $206.2 million. In addition, the Company adjusted the presentation in its consolidated income statements in all periods presented to reclassify the amounts previously presented as “Dividends on redeemable convertible preferred securities” to “Interest expense, net – Capital Trust.” These changes, required under FIN 46(R), represent financial statement presentation only and are not a result of any changes to the legal, financial, or operating structure of the Capital Trust. On December 31, 2004, the Company redeemed a portion of the debentures and incurred a premium of $3.7 million, which is included in Interest expense, net – Capital Trust,

     (5) In the three and twelve months ended December 31, 2004, Other expense represents a $1.2 million and $3.7 million, respectively, pre-tax write-down of the carrying value of the Company’s investment in ProAct Technologies Corporation (“ProAct”) in order to approximate the investment’s net realizable value. In December 2004, ProAct sold its assets to a third party as part of an overall plan of liquidation. The remaining book value reflects the expected final distribution amount to the Company.

     (6) Represents the Company’s equity interests in the operating results of (i) entities related to Internet Broadcasting Systems, Inc. and (ii) NBC/Hearst-Argyle Syndication, LLC.

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Hearst-Argyle Fourth Quarter 2004...9

     (7) The number of common shares used in the calculation of diluted EPS for the three and Twelve months ended December 31, 2004, and for the three months ended December 31, 2003, includes 7,935,068 shares of Series A common stock to be issued upon the conversion of 1,400,000 shares of Series A 7.5% Preferred Securities and 2,600,000 shares of Series B 7.5% Preferred Securities (collectively “Securities”). For all other periods presented, these shares were not included in the computation of diluted EPS because to do so would have been antidilutive. Additionally, interest expense related to these Securities, net of tax, of approximately $2,321,000 and $9,285,000 was added back to Income applicable to common shareholders for purpose of calculating diluted EPS for the three and twelve months ended December 31, 2004, respectively. Also, interest expense related to these Securities, net of tax, of approximately $2,321,000 was added back to the Income applicable to common shareholders for purpose of calculating diluted EPS for the three months ended December 31, 2003.

     (8) Cash paid for income taxes is presented net of tax refunds received by the Company. For the three months ended December 31, 2004 and 2003, the Company received $8,116 and $21.8 million, respectively. For the twelve months ended December 31, 2004 and 2003, the Company received tax refunds of $1.2 million and $21.8 million, respectively.

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Hearst-Argyle Fourth Quarter 2004...10

Hearst-Argyle Television, Inc.

Supplemental Disclosures Regarding Non-GAAP Financial Information

Adjusted EBITDA

In order to evaluate the operating performance of our business, we use certain financial measures, some of which are calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such as net income, and some of which are not, such as adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”). In order to calculate the non-GAAP measure adjusted EBITDA, we exclude from net income the financial items that we believe are less integral to the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the limitations on the use of the adjusted EBITDA measure as a result of these exclusions. Adjusted EBITDA is not an alternative to net income, operating income, or net cash provided by operating activities, as calculated and presented in accordance with GAAP. Investors and potential investors in our securities should not rely on adjusted EBITDA as a substitute for any GAAP financial measure. In addition, our calculation of adjusted EBITDA may or may not be consistent with that of other companies. We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We use the adjusted EBITDA measure as a supplemental financial metric to evaluate the performance of our business that, when viewed together with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of the factors and trends affecting our business than the GAAP results alone. Adjusted EBITDA is a common alternative measure of financial performance used by investors, financial analysts, and rating agencies. These groups use adjusted EBITDA, along with other measures, to estimate the value of a company, compare the operating performance of a company to others in its industry, and evaluate a company’s ability to meet its debt service requirements. In addition, adjusted EBITDA is a key financial measure for the Company’s stockholders and financial lenders, since the Company’s current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company’s compliance with debt covenants.

We define adjusted EBITDA as net income adjusted to exclude the following line items presented in our consolidated statements of income: interest expense, net; interest expense, net – Capital Trust; income taxes; depreciation and amortization; equity in income or loss of affiliates; other income and expense; and non-recurring special charges. Set forth below are descriptions of each of the financial items that have been excluded from net income in order to calculate adjusted EBITDA as well as the material limitations associated with using adjusted EBITDA rather than net income, the most directly comparable GAAP financial measure, when evaluating the operating performance of our core operations:

•	Interest expense, net, and Interest expense, net – Capital Trust. By excluding these expenses, we are better able to compare our core operating results with other companies that have different financing arrangements and capital structures. Nevertheless, the amount of interest we are required to pay does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

•	Income taxes. By excluding income taxes, we are better able to compare our core operating results with other companies that have different income tax rates. Nevertheless, the amount of income taxes we incur does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

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Hearst-Argyle Fourth Quarter 2004...11

Hearst-Argyle Television, Inc.

Supplemental Disclosures Regarding Non-GAAP Financial Information
(continued)

•	Depreciation and amortization. By excluding these non-cash charges, we are better able to compare our core operating results with other companies that have different histories of acquiring other businesses. Nevertheless, depreciation and amortization are important expenses for investors to consider, even though they are non-cash charges, because they represent generally the wear and tear on our property, plant and equipment and the gradual decline in value over time of our intangible assets with finite lives. Furthermore, depreciation expense is affected by the level of capital expenditures we make to support our core business and therefore may be useful for an investor to consider.

•	Equity in income of affiliates, net. This is a non-cash item which represents our proportionate share of income or loss from affiliates in which we hold minority interests. As we do not control these affiliates, we believe it is more appropriate to evaluate the performance of our core business by excluding their results. However, as we make investments in affiliates for purposes which are strategic to the Company, the financial results of such affiliates may be useful for an investor to consider.

•	Other income and expense, and special charges. These are non-recurring items which are unrelated to the operations of our core business and, when they do occur, can fluctuate significantly from one period to the next. By excluding these items, we are better able to compare the operating results of our underlying, recurring core business from one reporting period to the next. Nevertheless, the amounts and the nature of these items may be useful for an investor to consider, as they can be material and can sometimes increase or decrease the amount of funds otherwise available for use in our core business.

The following tables provide a reconciliation of net income to adjusted EBITDA in each of the periods presented:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(In thousands)		(In thousands)
	(Unaudited)		(Unaudited)

Net income	$39,613	$33,905	$123,942	$94,221
Add: Income taxes	24,447	11,767	76,352	42,309
Add: Equity in (income) of affiliates, net	(483)	(461)	(1,648)	(923)
Add: Other expense	1,200	—	3,700	—
Add: Interest expense, net - Capital Trust	7,425	3,750	18,675	15,000
Add: Interest expense, net	15,477	16,446	63,730	68,215

Operating income	87,679	65,407	284,751	218,822
Add: Depreciation and amortization	13,061	18,243	50,376	55,467

Adjusted EBITDA	$100,740	$83,650	$335,127	$274,289

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Hearst-Argyle Fourth Quarter 2004...12

Hearst-Argyle Television, Inc.

Supplemental Disclosures Regarding Non-GAAP Financial Information
(continued)

Free Cash Flow

In order to evaluate the operating performance of our business, we use the non-GAAP measure free cash flow. Free cash flow reflects our net cash flow from operating activities less capital expenditures. Free cash flow is a primary measure used not only internally by our management, but externally by our investors, analysts and peers in our industry, to value our operating performance and compare our performance to other companies in our peer group. Our management believes that free cash flow provides investors with useful information concerning cash available to allow us to make strategic acquisitions and investments, service debt, pay dividends, meet tax obligations, and fund ongoing operations and working capital needs. Free cash flow is also an important measure because it allows investors to assess our performance in the same manner that our management assesses our performance.

However, free cash flow is not an alternative to net cash flow provided by operating activities, as calculated and presented in accordance with GAAP, and should not be relied upon as such. Specifically, because free cash flow deducts capital expenditures from net cash flow provided by operating activities, investors and potential investors should consider the types of events and transactions which are not reflected in free cash flow. In addition, our calculation of free cash flow may or may not be consistent with that of other companies. We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of free cash flow to net cash flow provided by operating activities, the most directly comparable GAAP financial measure.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow in each of the periods presented:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(In thousands)		(In thousands)
	(Unaudited)		(Unaudited)

Net cash flow provided by operating activities	$54,667	$53,529	$195,667	$179,075
Less capital expenditures	10,242	5,543	36,380	25,392

Free cash flow	$44,425	$47,986	$159,287	$153,683